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                                                                    EXHIBIT 11.B
                               CLECO CORPORATION
      COMPUTATION OF NET INCOME BEFORE EXTRAORDINARY ITEM PER COMMON SHARE
                                  (Unaudited)

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                                                                      FOR THE THREE MONTHS ENDED MARCH 31

                                                                          2001                     2000
                                                                       -----------              -----------
                                                                (Thousands, except share and per share amounts)
BASIC

Net income before extraordinary item and after
      preferred dividend requirements, net                             $    10,221              $     9,750
                                                                       ===========              ===========
Weighted average number of shares of common
     stock outstanding during the period                                45,005,892               44,884,258
                                                                       ===========              ===========
Basic net income per common share, before
    extraordinary item and after preferred dividend
    requirements, net                                                        $0.23                    $0.22
                                                                       ===========              ===========

DILUTED

Net income before extraordinary item and after
      preferred dividend requirements, net                             $    10,221              $     9,750

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the
  "if-converted" method:
Add loss of deduction from net income for actual
      Dividends paid on convertible preferred stock,
      net of tax                                                               338                      348
Deduct additional cash contribution required, which is
      equal to dividends on preferred stock less
       dividends                                                                 1                       (7)
      paid at the common dividend rate, net of tax
Add tax benefit associated with dividends
  Paid on allocated common shares                                              121                      106
                                                                       -----------              -----------
Adjusted income applicable to common stock before
   Extraordinary item and after preferred dividend
   Requirements, net                                                   $    10,681              $    10,197
                                                                       ===========              ===========

Weighted average number of shares of common
  Stock outstanding during the period                                   45,005,892               44,884,258

Number of equivalent common shares
  Attributable to ESOP                                                   2,597,846                2,673,728

Common stock under stock option grants                                     292,670                    4,922
                                                                       -----------              -----------

Average shares                                                          47,896,408               47,562,908
                                                                       ===========              ===========
Diluted net income per common share                                          $0.22                    $0.21
                                                                       ===========              ===========
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